UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STAPLES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2017

STAPLES, INC.

(Exact name of registrant as specified in charter)

Delaware	0-17586	04-2896127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Hundred Staples Drive, Framingham, MA	01702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 508-253-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.  Regulation FD Disclosure.

On August 7, 2017, Staples, Inc., a Delaware corporation (the “Company”), will provide certain prospective investors with information in connection with financing activities relating to the previously announced proposed acquisition of the Company by funds managed by Sycamore Partners Management, L.P. (collectively, the “Sponsor”) pursuant to the Agreement and Plan of Merger, dated as of June 28, 2017 (the “Merger Agreement”), by and among the Company, Arch Parent Inc., a Delaware corporation (the “Parent”), and Arch Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), providing for the merger of the Merger Sub with and into the Company (the “Merger”).

In connection with the arrangement of debt financing for the Company’s North American Delivery (“NAD”) business, the Sponsor and, as required by the Merger Agreement, the Company’s management, prepared certain financial and other information related to the NAD business, which will be disclosed to prospective investors.

The information contained herein (including Exhibit 99.1) constitutes only a portion of the information being made available to prospective investors and is intended to be considered in the context of the Company’s filings with the Securities and Exchange Commission and other public announcements that the Company may make, by press release or otherwise, from time to time. Such information does not represent a comprehensive statement of the financial results for the Company or the NAD business. Such information may vary from, and may not be directly comparable to, the historical financial information of the NAD business, or the Company on a consolidated basis, prior to the Merger and any such differences may be material.  Accordingly, investors and stockholders should not place undue reliance on such financial information.  The Company disclaims any intention or obligation to update or revise any such information as a result of developments occurring after the date of this Current Report on Form 8-K, except as required by law.  The information contained in this Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The information contained herein includes financial measures of the Company that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”).  The Company’s management believes that these non-GAAP financial measures provide meaningful supplemental information that enhances management’s, investors’ and prospective lenders’ ability to evaluate the Company’s operating results and ability to repay its obligations.

These non-GAAP financial measures are not intended to be used in isolation and should not be considered a substitute for any other performance measure determined in accordance with GAAP.  Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool, including that other companies may calculate similar non-GAAP financial measures differently than as defined in the attached materials, limiting their usefulness as a comparative tool.  The Company compensates for these limitations by providing specific information regarding the GAAP amounts excluded from the non-GAAP financial measures.  The Company further compensates for the limitations of its use of non-GAAP financial measures by presenting comparable GAAP measures.  Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures contained herein.

Information

•                  Exhibit 99.1 hereto contains unaudited pro forma condensed consolidated financial information, including a reconciliation of the pro forma adjustments to the Company’s  historical financial information.

•                  The following table sets forth a reconciliation of NAD’s Pro Forma Net (Loss) Income to NAD’s Pro Forma EBITDA to NAD’s Pro Forma Adjusted EBITDA:

	52 Weeks Ended	13 Weeks Ended		52 Weeks Ended
($ in millions)	January 28, 2017	April 30, 2016	April 29, 2017	April 29, 2017
Pro Forma Net (Loss) Income	$(170)	$(38)	$4	$(128)
Taxes	(115)	(22)	3	(90)
Interest, net	299	95	63	267
Amortization	128	34	33	127
Depreciation	237	59	60	238

2

	52 Weeks Ended	13 Weeks Ended		52 Weeks Ended
($ in millions)	January 28, 2017	April 30, 2016	April 29, 2017	April 29, 2017
Pro Forma EBITDA	379	128	163	414
Non-recurring items(a)	304	17	—	287
Non-cash items(b)	133	47	10	96
Other(c)	5	(1)	(3)	3
Pro Forma Cost savings initiatives(d)	257	64	44	237
Pro Forma Adjusted EBITDA	1,078	255	214	1,037

(a)   Principally includes (i) merger related costs, (ii) litigation fees, (iii) restructuring charges and (iv) PNI data security incident costs.

(b)   Principally includes (i) stock-based compensation, (ii) asset impairments, (iii) loss on extinguishment of debt and (iv) loss on disposal of assets.

(c)   Principally includes (i) the removal of non-operating income, (ii) public company costs and (iii) acquisition costs.

(d)   Represents estimated cost savings relating to vendor renegotiations, headcount reductions and elimination of wholesaler margins due to expansion of stocked SKUs.

The information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01  Financial Statements and Exhibits.

The exhibit listed on the Exhibit Index immediately preceding such exhibit is furnished as part of this Current Report on Form 8-K.

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Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by the Parent.  The Company filed a definitive Proxy Statement with the SEC in connection with the transaction, including a form of proxy card, on August 3, 2017. The definitive Proxy Statement and form of proxy card have been mailed to the Company’s stockholders. This filing does not constitute a solicitation of any vote or approval.  The Proxy Statement contains important information about the Parent, the Company, the Merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully.

Investors and security holders can obtain free copies of the Proxy Statement and other documents filed with the SEC by the Parent and the Company through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders can obtain free copies of the Proxy Statement from the Company by contacting Staples Investor Relations department at investor@staples.com.  In addition, the proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at investor.staples.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The Company, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the transactions contemplated by the Merger Agreement. Information regarding the Company’s directors and executive officers, including their ownership of the Company’s securities, is contained in the Company’s Annual Report on Form 10-K for the year ended January 28, 2017 and its proxy statement dated April 20, 2017, and in the Proxy Statement dated August 3, 2017, each of which is filed with the SEC.  Investors and security holders may obtain additional information regarding the direct and indirect interests of the Company and its directors and executive officers in the proposed transaction by reading the Proxy Statement and other public filings referred to above.

Safe Harbor for Forward-Looking Statements

Statements in this document regarding the proposed transaction between the Parent and the Company, the Parent’s proposed financing, the expected timetable for completing the transaction and any other statements about the Parent and the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements, although not all forward-looking statements contain these identifying words.  Readers should not place undue reliance on these forward-looking statements. The Company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the Company may not be able to predict and may not be within the Company’s control.  Factors that could cause such differences include, but are not limited to, (i) the risk that the proposed Merger may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed Merger, including the adoption of the Merger Agreement by the Company’s stockholders and the receipt of certain governmental and regulatory approvals in the U.S. and in foreign jurisdictions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed Merger on the Company’s business, operating results, and relationships with customers, suppliers, competitors and others, (v) risks that the proposed Merger may disrupt the Company’s current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed Merger, (vii) risks related to the diverting of management’s attention from the Company’s ongoing business operations, and (viii) the outcome of any legal proceedings instituted against the Company related to the Merger Agreement or the proposed Merger. There are a number of important, additional factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the factors described in the Company’s Annual Report on Form 10-K for the year ended January 28, 2017 and its most recent quarterly report filed with the SEC. The Company disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this filing.

4

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 7, 2017	Staples, Inc.

		By:	/s/ Christine T. Komola
Christine T. Komola
Executive Vice President and
Chief Financial Officer

5

Exhibit Index

Exhibit No.	Description
99.1	Unaudited Pro Forma Condensed Consolidated Financial Information

6

Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is presented to illustrate the estimated effects of the pending acquisition of the outstanding ownership interest of Staples, Inc. (“Staples” or “the Company”) by Arch Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Arch Parent Inc. (“Parent”) and the related transactions described below.

The unaudited pro forma condensed consolidated balance sheet and statements of income are prepared to give effect to the following: (1) acquisition of all outstanding shares and settlement of all vested and unvested stock options, performance shares and restricted stock units of Staples (the “outstanding equity awards”) and the merger of Staples with Merger Sub (the “Merger”), with Staples continuing as the surviving company; (2) the new financing arrangements (the “Financing”) entered into in connection with the Merger; (3) the separation of Staples’  United States retail business and its Canadian retail business, including the staples.ca business, from the delivery business (“North American Delivery” or “NAD”) (the “Carveout Transactions”); and (4) the removal of Staples Print Solutions (“SPS”) from the historical results of operations of the Company (the “Removal of SPS”) (collectively, the “Transactions”).

The unaudited pro forma condensed consolidated balance sheet as of April 29, 2017 and the unaudited pro forma condensed consolidated statements of income for the fiscal year ended January 28, 2017, the thirteen week periods ended April 29, 2017 and April 30, 2016, and the 52 weeks ended April 29, 2017 are presented herein. The unaudited pro forma condensed consolidated balance sheet presents the historical financial position of Staples, as of April 29, 2017, giving effect to the Transactions as if they had been completed on April 29, 2017. The unaudited pro forma condensed consolidated statements of income present the historical results of Staples for the thirteen week periods ended April 29, 2017 and April 30, 2016 and the results of Staples for the fiscal year ended January 28, 2017 and the 52 weeks ended April 29, 2017 giving effect to the Transactions as if they occurred on January 31, 2016.  For the fiscal year ended January 28, 2017 and the 52 weeks ended April 29, 2017, the historical results of Staples have been recast to consistently reflect for all periods presented the classification of certain businesses deemed to be discontinued operations as of April 29, 2017, including the Removal of SPS.  The unaudited pro forma condensed consolidated statement of income for the 52 weeks ended April 29, 2017 has been derived by adding the financial data from our unaudited pro forma condensed consolidated statement of income for the fiscal year ended January 28, 2017, as recast, to the financial data from our unaudited pro forma condensed consolidated statement of income for the thirteen weeks ended April 29, 2017 and subtracting the financial data from our unaudited pro forma condensed consolidated statement of income for the thirteen weeks ended April 30, 2016. The pro forma condensed consolidated financial information for the 52 weeks ended April 29, 2017 has been included in this offering memorandum in order to provide prospective investors with historical and pro forma information for the latest practicable 52 week period.

For the thirteen weeks ended April 30, 2016, fiscal year ended January 28, 2017, and 52 weeks ended April 29, 2017, the pro forma condensed consolidated statements of income reflect adjustments to eliminate the results of operations for the Removal of SPS, a component of NAD that was divested on July 5, 2016.   The elimination of SPS provides for the presentation of the results of operations for the ongoing NAD business for those periods.

The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed consolidated statements of income, expected to have a continuing impact on the consolidated results of the Company.

The Merger will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), with Merger Sub representing the accounting acquirer. The following unaudited pro forma condensed consolidated financial information primarily gives effect to:

•                  Application of the acquisition method of accounting in connection with the Merger;

•                  Adjustments to reflect the Financing;

•                  Transaction costs expected to be incurred in connection with the Transactions;

•                  The Carveout Transactions, including their related effects from the acquisition method of accounting; and

•                  Adjustments to remove SPS.

The unaudited pro forma condensed consolidated financial information reflects an estimate of the consideration to be paid for the Merger. At the effective time of the Merger, the cash paid, debt financing required, the number of shares of Staples’ common stock issued and outstanding, and vested and unvested equity awards may differ from the information in the unaudited pro forma condensed consolidated financial information depending on the actual number of shares, equity awards of Staples outstanding as of the closing date of the Merger, the conditions of the debt markets, amount of cash on hand and the actual allocation of the type and amount and the terms of the Financing.

The unaudited pro forma condensed consolidated financial information does not give effect to any cost savings, operating synergies or revenue enhancements expected to result from the Transactions or the costs to achieve these cost savings, operating synergies or revenue enhancements.

The unaudited pro forma condensed consolidated statements of income do not include non-recurring items related to costs associated with the Transactions which are not capitalized as part of the transactions described above or additional expense associated with accelerated vesting of Staples’ share-based compensation arrangements.

The unaudited pro forma condensed consolidated financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes.  The accompanying unaudited pro forma condensed consolidated financial information reflects all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations and financial position of Staples as of and for the periods indicated. The accompanying unaudited pro forma condensed consolidated financial information is presented for illustrative and informational purposes only and are not intended to represent or be indicative of the financial condition or results of operations that would have actually occurred had the Transactions occurred on the date or at the beginning of the periods indicated, nor does it purport to represent Staples’ future financial position or results of operations. The unaudited pro forma condensed consolidated financial information is based upon the historical and historical recast condensed consolidated financial statements of Staples as discussed above and described further in Note 2 to this financial information. The unaudited pro forma condensed consolidated financial information presented is based on the assumptions and adjustments described in the accompanying notes, which should be read together with the pro forma condensed consolidated financial statements. Future results may vary significantly from the results reflected because of various factors outside of our control.

STAPLES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of April 29, 2017

		Pro Forma Adjustments
	Staples, Inc. (April 29, 2017)	Merger Adjustments	Note References (Note 3)	Financing Adjustments	Note References (Note 3)	Carveout Transaction Adjustments	Note References (Note 3)	Pro Forma Condensed Consolidated
Assets
Cash and cash equivalents	$1,290	$(6,911)	(a),(h)	$6,051	(i),(j),(k)	$(109)	(l)	$321
Receivables, net	1,342	—		—		(150)	(l)	1,192
Merchandise inventories, net	1,623	—		—		(896)	(l)	727
Prepaid expenses and other current assets	207	—		—		(70)	(l)	137
Assets of discontinued operations	123	—		—		(123)	(l)	—
Total current assets	4,585	(6,911)		6,051		(1,348)		2,377
Property and equipment, net	1,071	576	(c)	—		(754)	(l),(m)	893
Goodwill	1,290	1,129	(g)	—		(262)	(l),(m),(n),(o)	2,157
Intangible assets, net of accumulated depreciation	170	2,906	(d)	—		(90)	(l),(m)	2,986
Other assets	394	242	(e)	13	(i),(j)	(371)	(l),(m)	278
Total assets	$7,510	$(2,058)		$6,064		$(2,825)		$8,691
Liabilities and Stockholders’ Equity
Accounts payable	$1,655	$—		$—		$(555)	(l)	$1,100
Accrued expenses and other current liabilities	933	—		—		(397)	(l)	536
Debt maturing within one year	521	—		(491)	(i),(j)	(17)	(l)	13
Current liabilities of discontinued operations	85	—		—		(85)	(l)	—
Total current liabilities	3,194	—		(491)		(1,054)		1,649
Long-term debt	526	—		3,627	(i),(j)	(24)	(l)	4,129
Other long term liabilities	422	1,416	(e),(f),(h)	—		(397)	(l),(m),(n)	1,441
Total liabilities	4,142	1,416		3,136		(1,475)		7,219
Stockholders’ equity:
Preferred stock	—	—		—		—		—
Common stock	1	(1)	(b)	—		—		—
Additional paid-in capital	5,079	(5,079)	(b)	2,962	(k)	(1,350)	(o)	1,612
Accumulated other comprehensive (loss)/,income net of tax	(497)	497	(b)	—		—		—
Retained Earnings (Accumulated deficit)	4,196	(4,302)	(b),(h)	(34)	(i),(j)	—		(140)
Treasury stock	(5,419)	5,419	(b)	—		—		—
Noncontrolling Interest	8	(8)	(b)	—		—		—
Total stockholders’ equity	3,368	(3,474)		2,928		(1,350)		1,472
Total liabilities and stockholders’ equity	$7,510	$(2,058)		$6,064		$(2,825)		$8,691

STAPLES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Thirteen Weeks Ended April 30, 2016

		Pro Forma Adjustments
	Staples, Inc. (April 30, 2016)	Merger Adjustments	Note References (Note 4)	Financing Adjustments	Note References (Note 4)	Carveout Transaction Adjustments	Note References (Note 4)	Removal of SPS	Note References (Note 4)	Pro Forma Condensed Consolidated
Sales	$4,363	$—		$—		$(1,745)	(g)	(87)	(j)	$2,531
Cost of goods sold and occupancy costs	3,251	8	(b),(c)	—		(1,225)	(g),(h)	(72)	(j)	1,962
Gross profit	1,112	(8)		—		(520)		(15)		569
Operating expenses:						—
Selling, general and administrative	937	3	(b)	—		(456)	(g), (h)	(12)	(j)	472
Restructuring charges	11	—		—		(11)	(g)	—		—
Amortization of intangibles	10	30	(a)	—		(6)	(g), (h)	—		34
Total operating expenses	958	33		—		(473)		(12)		506
(Loss) gain on sale of businesses and assets, net	(32)	—		—		(1)	(g)	—		(33)
Operating income (loss)	122	(41)		—		(48)		(3)		30
Interest income	2	—		—		—		—		2
Interest expense	(42)	—		(55)	(e)	—		—		(97)
Other income (expense), net	4	—		—		1	(g)	—		5
Income (loss) from continuing operations before income taxes	86	(41)		(55)		(47)		(3)		(60)
Income tax expense (benefit)	26	(16)	(d)	(21)	(f)	(10)	(g), (i)	(1)	(j)	(22)
Income (loss) from continuing operations	$60	$(25)		$(34)		$(37)		(2)		$(38)

STAPLES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Fiscal Year Ended January 28, 2017

		Pro Forma Adjustments
	Staples, Inc. (January 28, 2017)	Merger Adjustments	Note References (Note 4)	Financing Adjustments	Note References (Note 4)	Carveout Transaction Adjustments	Note References (Note 4)	Removal of SPS	Note References (Note 4)	Pro Forma Condensed Consolidated
Sales	$17,299	$—		$—		$(7,045)	(g)	(146)	(j)	$10,108
Cost of goods sold and occupancy costs	12,704	31	(b),(c )	—		(4,849)	(g),(h)	(121)	(j)	7,765
Gross profit	4,595	(31)		—		(2,196)		(25)		2,343
Operating expenses:						—
Selling, general and administrative	3,681	12	(b)	—		(1,810)	(g),(h)	(18)	(j)	1,865
Impairment of goodwill and long-lived assets	663	—		—		(661)	(g)	—		2
Restructuring charges	288	—		—		(24)	(g)	—		264
Amortization of intangibles	41	109	(a)	—		(22)	(h)	—		128
Total operating expenses	4,673	121		—		(2,517)		(18)		2,259
(Loss) gain on sale of businesses and assets, net	(55)	—		—		(2)	(g)	—		(57)
Operating (loss) income	(133)	(152)		—		319		(7)		27
Interest income	5	—		—		(2)	(g)	—		3
Loss on early extinguishment of debt	(26)	—		—		—		—		(26)
Interest expense	(80)	—		(222)	(e)	—		—		(302)
Other income (expense), net	13	—		—		—		—		13
(Loss) income from continuing operations before income taxes	(221)	(152)		(222)		317		(7)		(285)
Income tax expense (benefit)	107	(58)	(d)	(85)	(f)	(77)	(g),(i)	(2)	(j)	(115)
(Loss) income from continuing operations	$(328)	$(94)		$(137)		$394		(5)		$(170)

STAPLES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Thirteen Weeks Ended April 29, 2017

		Pro Forma Adjustments
	Staples, Inc. (April 29, 2017)	Merger Adjustments	Note References (Note 4)	Financing Adjustments	Note References (Note 4)	Carveout Transaction Adjustments	Note References (Note 4)	Pro Forma Condensed Consolidated
Sales	$4,149	$—		$—		$(1,612)	(g)	$2,537
Cost of goods sold and occupancy costs	3,071	8	(b),(c )	—		(1,109)	(g),(h)	1,970
Gross profit	1,078	(8)		—		(503)		567
Operating expenses:						—
Selling, general and administrative	897	7	(b)	—		(437)	(g),(h)	467
Impairment of goodwill and long-lived assets	1	—		—		(1)	(g)	—
Restructuring charges	5	—		—		(5)	(g)	—
Amortization of intangibles	11	27	(a)	—		(5)	(g),(h)	33
Total operating expenses	914	34		—		(448)		500
(Loss ) gain on sale of assets, net	(1)	—		—		—		(1)
Operating income (loss)	163	(42)		—		(55)		66
Interest income	1	—		—		—		1
Interest expense	(10)	—		(54)	(e)	—		(64)
Other income (expense), net	4	—		—		—		4
Income (loss) from continuing operations before income taxes	158	(42)		(54)		(55)		7
Income tax expense (benefit)	53	(16)	(d)	(21)	(f)	(13)	(g),(i)	3
Income (loss) from continuing operations	105	$(26)		(33)		(42)		4

STAPLES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
52 Weeks Ended April 29, 2017

		Pro Forma Adjustments
	Staples, Inc. (April 29, 2017)	Merger Adjustments	Note References (Note 4)	Financing Adjustments	Note References (Note 4)	Carveout Transaction Adjustments	Note References (Note 4)	Removal of SPS	Note References (Note 4)	Pro Forma Condensed Consolidated
Sales	$17,085	$—		$—		$(6,912)	(g)	(59)	(j)	$10,114
Cost of goods sold and occupancy costs	12,524	31	(b),(c )	—		(4,733)	(g),(h)	(49)	(j)	7,773
Gross profit	4,561	(31)		—		(2,179)		(10)		2,341
Operating expenses:
Selling, general and administrative	3,641	16	(b)	—		(1,791)	(g),(h)	(6)	(j)	1,860
Impairment of goodwill and long-lived assets	664	—		—		(662)	(g)	—		2
Restructuring charges	282	—		—		(18)	(g)	—		264
Amortization of intangibles	42	106	(a)	—		(21)	(g),(h)	—		127
Total operating expenses	4,629	122		—		(2,492)		(6)		2,253
(Loss) gain on sale of businesses, net	(24)	—		—		(1)	(g)	—		(25)
Operating (loss) income	(92)	(153)		—		312		(4)		63
Interest income	4	—		—		(2)	(g)	—		2
Loss on early extinguishment of debt	(26)							—		(26)
Interest expense	(48)	—		(221)	(e)	—		—		(269)
Other income (expense), net	13	—		—		(1)	(g)	—		12
(Loss) income from continuing operations before income taxes	(149)	(153)		(221)		309		(4)		(218)
Income tax expense (benefit)	134	(58)	(d)	(85)	(f)	(80)	(g),(i)	(1)	(j)	(90)
(Loss) income from continuing operations	$(283)	$(95)		$(136)		$389		(3)		$(128)

STAPLES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

Note 1. Description of the Transactions

The Merger

On June 28, 2017, Staples, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Arch Parent, Inc., a Delaware corporation, and the Arch Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Parent.  The Merger Agreement provides, subject to its terms and conditions, for the acquisition of the Company by the Parent at a price of $10.25 per share of the Company’s common stock, par value $0.0006 (each, a “Share”), in cash, without interest and subject to deduction for any required withholding tax (the “Merger Consideration”) through the merger of the Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of the Parent, the surviving corporation.  The Parent and the Merger Sub are beneficially owned by affiliates of Sycamore Partners L.P. (collectively, the “Sponsor”).

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”):

•                  each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by any subsidiary of the Company, the Parent, the Merger Sub or any other affiliate of the Parent immediately prior to the Effective Time (all of which will be canceled) and Shares held by holders who properly exercise their appraisal rights under Delaware law) will be automatically converted into the right to receive the Merger Consideration;

•                  each Company stock option that is outstanding and unexercised immediately prior to the Effective Time will vest in full and automatically be canceled and converted into the right to receive the excess, if any, of the Merger Consideration over the exercise price per share of such stock option; provided that, in the event that the exercise price of any such stock option is equal to or greater than the Merger Consideration, such stock option will be canceled, without any consideration being payable in respect thereof and have no further force or effect;

•                  each Company restricted stock unit that is outstanding and will become vested, by its terms, as a result of the closing of the Merger (the “Closing”) will automatically be canceled and converted into the right to receive the Merger Consideration;

•                  each Company restricted stock unit that is outstanding and will not become vested, by its terms, on or before the Closing will automatically be canceled and converted into the contingent right to receive the Merger Consideration on the earlier of (i) the date on which the original vesting conditions applicable to such underlying restricted stock unit, including any accelerated vesting provisions set forth therein, are satisfied and (ii) 180 days following the Closing , subject to the holder’s continued service with the Company through the applicable date; provided that the 180 day period referenced in clause (ii) is extended to ten months for certain Company restricted stock units to be granted in July 2017;

•                  each outstanding and unvested Company performance share award held by a former employee of the Company (as determined immediately prior to the Effective Time) will automatically be canceled and converted into the right to receive the Merger Consideration with respect to the target number of Shares subject to such Company performance share award, as pro-rated in accordance with its terms; and

•                  each outstanding and unvested Company performance share award held by a person who is an employee of the Company immediately prior to the Effective Time will automatically be canceled and converted into the contingent right to receive the Merger Consideration with respect to the target number of Shares subject to such Company performance share award on the earlier of (i) the date on which the original vesting conditions applicable to such performance share award, including any accelerated vesting provisions set forth therein, are satisfied and (ii) 180 days following the Closing, subject to the holder’s continued service with the Company through the applicable date; provided that the Merger Consideration payable in respect of the Company performance share awards will be paid no later than March 15 of the year following the calendar year in which the Closing occurs.

Staples and the Sponsor currently expect the Merger to be completed during the third fiscal quarter of 2017, subject to customary closing conditions, including receipt of required approval from Staples’ stockholders and the satisfaction or waiver of the other conditions contained in the Merger Agreement.

The Financing

In connection with financing the Merger, the Company expects to enter into the following financing arrangements:

•                  A 5-year senior secured asset based revolving credit facility (the “New ABL Credit Facility”) with a credit limit of $1,200 million, of which $250 million is expected to be drawn upon closing of the Merger;

•                  A 7-year senior secured term loan facility (the “New Term Loan Facility”) in the principal amount of $2,400 million;

•                  A 1-year senior unsecured increasing loan (the “Bridge Loans”) in the principal amount of $1,600 million, which commitments for such Bridge Loans are expected to expire upon issuance of the notes, and therefore are expected to be undrawn upon Closing of the Merger; and

•                  8-year notes (the “Notes”) in the principal amount of $1,600 million.

In connection with and subject to the completion of the Transactions, Staples plans to redeem its existing 2.750% Senior Notes due 2018 (the “2018 Notes”) and offer to purchase pursuant to a cash tender offer (the “Tender Offer”) its existing 4.375% Senior Notes due 2023 (the “2023 Notes” and together with the 2018 Notes, the “Existing Notes”) for total estimated consideration of $1,008 million, using cash on hand.

The following is a sources and uses table for the Transactions (inclusive, for the avoidance of doubt, of the full purchase price of the Merger and the Carveout Transactions), exclusive of an estimated $78 million of consideration expected to be paid to holders of unvested restricted stock and performance shares after Closing of the Merger. For additional details refer to the footnotes below (in millions):

Sources	Amount
Principal debt — NAD	$4,250
Cash from Sponsor - NAD	1,612
Total Sources — NAD	$5,862
Proceeds from the Carveout Transactions	1,350
Cash on balance sheet	860
Total Sources — Staples, Inc.	$8,072

Uses	Amount
Staples Inc. equity purchase price	$6,766
Redemption of Existing Notes	1,008
Fees and expenses related to the Merger and Carveout Transactions	145
Fees and expenses related to the Financing	153
Total Uses - Staples	$8,072

The Carveout Transactions

At closing of the Merger, Staples expects to separate its United States retail business (“U.S. Retail”) and its Canadian retail business, including the staples.ca business (“Canadian Retail,” and together with U.S. Retail referred to as “Retail”) into two separate Sycamore-affiliated entities (the “Carveout Transactions”) and expects to receive $1,350 million from such separation.  Each will be independently managed and capitalized following the closing of the Merger and the Carveout Transactions, and will be operated as independent businesses. The remaining business within Staples will consist solely of the NAD business.

As a result of the planned Carveout Transactions, the assets and liabilities and operating activities of Retail have been subtracted from the Company’s consolidated financial results to present the unaudited pro forma financial position and results of operations of NAD. In connection with the Carveout Transactions, Staples and the successors of the Retail businesses will enter into transition services agreements (the “TSAs”). Under the TSAs, Staples will provide certain administrative services to the Retail businesses on a transitional basis and the Retail businesses will provide certain marketing services to the Company. The estimated effects of the TSAs are reflected in the Carveout Transactions Adjustments column in these unaudited pro forma condensed financial statements, as the TSA is expected to have a duration of longer than 12 months and is directly attributable to the Carveout Transactions.

The purchase agreements between Staples and the acquirers of each Retail business have been reached and purchase prices are known, though the tax impacts of the form of the separation are still being evaluated.  As the tax impact is not yet known, an estimate of the resulting tax gain or loss, if any, has not yet been reflected in these unaudited pro forma condensed consolidated financial statements.

The effects of Carveout Transactions, inclusive of any effects of applying the acquisition method of accounting for the Merger as discussed in Note 2, are reflected in the Carveout Transactions in the accompanying unaudited pro forma condensed consolidated balance sheet and statements of income for the thirteen weeks ended April 30, 2016, the fiscal year ended January 28, 2017 and the  52 weeks ended April 29, 2017.

The Removal of SPS

In April of 2016, the Company entered into an agreement to sell substantially all of the assets and transfer certain liabilities related to its commercial printing solutions business, SPS, for cash consideration of $85 million. The transaction closed on July 5, 2016. To enhance comparability, the historical results of operations of SPS have been removed from the Company as a pro forma adjustment to the unaudited pro forma condensed consolidated statements of income.

Note 2. Basis of Presentation

Historical and Recast Financial Information

The unaudited pro forma condensed consolidated balance sheet was prepared using the historical financial position of Staples as of April 29, 2017. The unaudited pro forma condensed consolidated statements of income for the thirteen weeks ended April 29, 2017 and April 30, 2016 were prepared using the historical results of Staples.   The unaudited pro forma condensed consolidated statement of income for the fiscal year ended January 28, 2017 was prepared using the historical results of Staples recast to reflect the classification of its operations in Australia, Asia and South America in discontinued operations, which is consistent with the basis of presentation for the unaudited pro forma condensed consolidated statements of income for the thirteen weeks ended April 29, 2017 and April 30, 2016.

The following presents a reconciliation from the historical statement of income to the recast statement of income for the fiscal year ended January 28, 2017 (in millions):

	Historical		Recast
	Staples, Inc. (January 28, 2017)	Adjustments	Staples, Inc. (January 28, 2017)
Sales	$18,247	$(948)	$17,299
Cost of goods sold and occupancy costs	13,489	(785)	12,704
Gross Profit	4,758	(163)	4,595
Operating costs and expenses:
Selling, general and administrative expenses	3,845	(164)	3,681
Asset impairments	783	(120)	663
Merger and restructuring expenses	288	—	288
Amortization of intangibles	51	(10)	41
Total operating costs and expenses	4,967	(294)	4,673
Loss sale of businesses and assets, net	(55)	0	(55)
Operating loss	(264)	131	(133)
Interest income	6	(1)	5

	Historical		Recast
	Staples, Inc. (January 28, 2017)	Adjustments	Staples, Inc. (January 28, 2017)
Loss on early extinguishment of debt	(26)	—	(26)
Interest expense	(81)	1	(80)
Other income (expense), net	13	—	13
Loss from continuing operations before income taxes	(352)	131	(221)
Income tax expense	107	0	107
Loss from continuing operations	$(459)	$131	$(328)

The Merger

The unaudited pro forma condensed consolidated financial information shows the impact of the Merger on the balance sheet and the statements of income under the acquisition method of accounting with Arch Merger Sub treated as the acquirer. The acquisition method of accounting, provided by ASC 805 Business Combinations, uses the fair value concepts defined in ASC 820 Fair Value Measurement (“ASC 820”).

Under this method of accounting, the assets and liabilities of Staples are recorded by Staples at their estimated fair values at the date of the Merger, where fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Fair value measurements may require extensive use of significant estimates and the judgment of Staples’ management, and it is possible the application of reasonable judgment could produce varying results based on a range of alternative estimates using the same facts and circumstances. Staples’ management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Subsequent to the Closing of the Merger, the Company expects there will be further refinements of the business combination adjustments, based, in part, on third party valuations.  Increases or decreases in the fair value of balance sheet amounts, as compared to the information presented in this offering document, may change the amount of the business combination adjustments to goodwill and other assets and liabilities and may impact the income statement due to amortization of adjusted assets and liabilities. Any such changes may be material.

The unaudited pro forma condensed consolidated statements of income also include certain acquisition accounting adjustments, including items expected to have a continuing impact on the results of the Company, such as increased amortization expense on acquired intangible assets.

The effects of the acquisition accounting for the Merger are reflected in the “Merger Adjustments” column in the accompanying unaudited pro forma condensed balance sheet and statements of income.

Note 3. Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

The estimated Merger Consideration is approximately $6,766 million based on the record date.  The purchase price allocation as reflected in the table below is preliminary and dependent upon certain valuations and other studies that have not been finalized and are subject to final management analysis, with the assistance of third party valuation advisors, at the completion of the Merger. The final purchase price allocation could be impacted by events that occur prior to the effective time of the Merger, and the amounts may differ materially from the information presented below.

($ in millions)

Total estimated purchase consideration	(a)	$6,766
Less: Historical book value of net assets acquired	(b)	3,368
Less: Fair Value adjustments to:
Property and equipment	(c)	576
Intangible assets	(d)	2,906
Favorable/unfavorable leases at fair value	(e)	166
Deferred income taxes	(f)	(1,379)
Residual incremental goodwill	(g)	$1,129

Adjustments for the Merger:

a.              Reflects cash consideration paid to Staples’ stockholders and equity award holders of $6,766 million based on 656.7 million shares of common stock outstanding and 11.0 million shares underlying outstanding equity awards, consisting of restricted stock units and performance shares as of July 17, 2017, for which $10.25 per share will be paid. Total estimated purchase consideration presented in the table above does not reflect $78 million which represents an estimate of the fair value of Staples’ equity awards pertaining to post-merger service, which will be excluded from the purchase price under the acquisition method, and will be expensed in Staples’ post-merger financial statements over the various vesting periods, either immediately after the acquisition, or the earlier of the original vesting period, 180 days after the closing of the transaction or 10 months after the closing of the transaction, depending on the terms and conditions of the award. The cash settlement of outstanding equity awards will not have a continuing impact on the Company and, therefore, the compensation expense attributable to post-merger service for these awards has not been reflected in the pro forma condensed consolidated statements of income.

b.              Reflects the historical book value of Staples’ net assets as of April 29, 2017. The unaudited pro forma condensed consolidated balance sheet reflects the elimination of Staples’ historical common stock, additional paid-in capital, accumulated deficit, treasury stock, and accumulated other comprehensive income as part of acquisition method accounting.  In addition, the unaudited pro forma condensed consolidated balance sheet reflects the elimination of the historical noncontrolling interest as the related fair value was deemed to be zero.

c.               Reflects a $576 million increase in value for Staples’ property and equipment balances to an estimated acquisition date fair value of $1,647 million. The fair value estimates for property and equipment are preliminary and were determined based on the assumptions that market participants would use in pricing assets. The final fair value determination for property and equipment may differ from this preliminary determination.

A 10% increase/decrease in the fair value of property and equipment acquired would decrease/increase the amount of goodwill acquired as part of the Merger by $165 million.

d.              Reflects an increase to the book value for Staples’ intangible assets balances to their estimated acquisition date fair values. Adjustments to intangible assets that are expected to be recognized in connection with the Merger, consist of the following (in millions):

Description
Fair value of tradenames	$1,758
Fair value of customer relationships	1,318
Total fair value of intangible assets	$3,076
Less: Historical book value of intangible assets	(170)
Increase in fair value	$2,906

The fair value estimates for identifiable intangible assets are preliminary and are based on assumptions that market participants would use in pricing assets. For purposes of the accompanying unaudited pro forma condensed consolidated financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identifiable intangibles may differ from this preliminary determination.

A 10% increase/decrease in the fair value of intangibles assets acquired would decrease/increase the amount of goodwill acquired as part of the Merger by $308 million.

e.               Reflects an adjustment to record the fair value associated with favorable and unfavorable lease obligations of $242 million and $121 million, respectively, together with the reversal of previously recorded deferred rent of $45 million.  Leases with contractual rents that are greater than current market rents are considered unfavorable leases while leases with contractual rents that are less than current market rents are considered favorable leases. The final fair value determination for lease obligations may differ from this preliminary determination.

A 10% increase/decrease in the fair value of favorable/unfavorable leases would decrease/increase the amount of goodwill acquired as part of the Merger by $12 million.

f.                Reflects the total net deferred income tax liabilities of $1,379 million resulting from the pro forma fair value adjustments for the assets and liabilities to be acquired in the Merger based on Staples’ overall corporate blended statutory tax rate of 38%. These estimates are preliminary and adjustments to established deferred tax assets and liabilities could change due to refined determination of statutory rates, in addition to the changes in the estimates of the fair values of assets acquired and liabilities assumed in conjunction with the finalization of the acquisition accounting and the separation effects, could result in changes to these estimates which could be material.

g.               Goodwill is calculated as the difference between the fair value of consideration transferred and the fair values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The pro forma adjustment to goodwill is calculated as follows (in millions):

As of April 29, 2017
Estimated goodwill related to the Merger	$2,419
Elimination of Staples’ historical goodwill	(1,290)
Pro forma adjustment	$1,129

h.              The pro forma condensed consolidated balance sheet as of April 29, 2017 reflects a reduction to retained earnings of $106 million related to expected transaction fees and a reduction to cash and cash equivalents related to expenses of $145 million, which was tax-effected resulting in a deferred tax liability of $39 million. As the transaction costs are nonrecurring in nature there was no pro forma adjustment made to the unaudited pro forma condensed consolidated statements of income.

Adjustments for the Financing:

i.                  A portion of cash consideration to Staples’ stockholders and equity award holders of $6,766 million will be funded by the Financing. The Company expects to enter into the following financing arrangements in connection with the Merger (in millions):

Financing	Principal	Fees	Debt Net of Fees
New Term Loan Facility	$2,400	$78	$2,322
Notes	$1,600	$36	$1,564
Bridge Loans(i)	$1,600	$24	$1,576
New ABL Credit Facility	$250 drawn of $1,200	$15	$250

(i)                                     The Bridge Loan commitments are expected to expire upon issuance of the Notes, and therefore are expected to be undrawn upon closing of the Merger. The $24 million in Bridge Loan fees is assumed in these unaudited pro forma condensed financial statements to be paid and accordingly reduces retained earnings.  As the Bridge Loans are nonrecurring there is no interest expense or fees related to the Bridge Loans reflected in the condensed consolidated statements of income.

With the Financing, the Company will receive $4,097 million in cash after paying debt issuance costs of $153 million. Upon closing of the Transactions it is expected that $250 million of the total $1,200 million available under the ABL Facility will be drawn. The $15 million in fees related to the New ABL Credit Facility will be recorded as a deferred financing cost within other assets on the condensed consolidated balance sheet. In total $12 million will be recorded as short-term borrowings and $4,124 million will be recorded as long-term debt.

j.                 Reflects the redemption of Staples’ Existing Notes of which $499 million was recorded as short-term borrowings and $497 million was recorded as long-term debt as of April 29, 2017, as well as the elimination of certain other notes payable in the amount of approximately $3.3 million. As part of the Tender Offer, the Company expects to incur $8 million in premiums and extinguishment costs (assuming 100% of the 2023 Notes are tendered and purchased in the Tender Offer) and pay $2 million of accrued interest on the balance sheet. Following the consummation of the Tender Offer, the Company may, but is not required, to acquire, repay or redeem any 2023 Notes that remain outstanding through open market purchases, privately negotiated transactions, tender offers, redemptions or otherwise, upon such terms and at such prices as the Company may determine.

k.              Reflects the $2,962 million paid in cash by the Sponsor for the Company comprised of both the portion relating to the NAD business of $1,612 and the $1,350 million to be received for the separation of the Retail businesses.

Adjustments for the Carveout Transactions:

l.                  Reflects the removal of the historical carrying values of the assets and liabilities of the combined Retail businesses, as reflected in Staples’ historical financial statements as of April 29, 2017.

m.          Reflects the removal of the step up in fair value of the assets and liabilities of the combined Retail businesses, resulting from the application of acquisition method accounting for the Merger.

Description	($ in millions)
Property and equipment	$242
Intangible assets	43
Favorable/unfavorable leases(i)	115

(i) Consisting of net favorable lease obligations of $225 million and net unfavorable lease obligations of $110 million.

n.              Reflects the removal of $153 million of net deferred tax liabilities resulting from the pro forma fair value adjustments attributable to the assets and liabilities of the combined Retail businesses.

o.              Reflects the removal of $1,350 million of equity which was received to purchase the combined Retail businesses.

Note 4. Unaudited Pro Forma Condensed Consolidated Statements of Income Adjustments

Adjustments for the Merger:

a.              Reflects the increased amortization expense associated with the fair value step-up of intangible assets with definite lives, which include our customer relationships. The intangible assets are being amortized using an accelerated amortization method that reflects the economic benefit to the Company. We estimate the useful life of this intangible asset to be 17 years.  Our trade name is expected to be an indefinite lived intangible asset, hence it is not amortized.  Amortization expense over the next five years using the projected cash flow model is as follows (in millions):

Fiscal Years	Year 1	Year 2	Year 3	Year 4	Year 5
Amortization Expense	$145,237	$170,026	$167,627	$142,566	$120,938

A 10% increase/decrease in the fair value of intangible assets would cause a corresponding increase/decrease in amortization expense of approximately $4 million for the thirteen weeks ended April 30, 2016 and April 29, 2017 and $15 million for the fiscal year ended January 28, 2017 and the 52 weeks ended April 29, 2017.

b.              Reflects the increased depreciation expense associated with the fair value step-up of property and equipment. Staples records depreciation expense, on a straight line basis, in both cost of goods sold and occupancy costs and selling, general and administrative expense in its condensed consolidated statements of income. The estimated remaining useful lives of property and equipment range from 2 to 20 years.

A 10% increase/decrease in the estimated fair values or property and equipment would cause a corresponding increase/decrease in depreciation expense of approximately $8 million for the thirteen weeks ended April 30, 2016 and April 29, 2017 and $34 million for the fiscal year ended January 28, 2017 and the 52 weeks ended April 29, 2017.

c.               Reflects an adjustment to cost of goods sold and occupancy costs related to the amortization of the net favorable lease assets over estimated lives ranging from 4 to 5 years.

A 10% increase/decrease in the estimated fair values of favorable/unfavorable leases would cause a corresponding increase/decrease in amortization expense of approximately $1 million for the thirteen weeks ended April 30, 2016 and April 29, 2017 and $3 million for the fiscal year ended January 28, 2017 and the 52 weeks ended April 29, 2017.

d.              Reflects an adjustment to reflect the tax effect of the pro forma adjustments based on Staples’ corporate blended statutory tax rate of 38%. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual effective rate in periods subsequent to the completion of the transaction.

Adjustments for the Financing:

e.               Reflects the inclusion of interest expense related to the Financings to be entered into in connection with the Merger, as well as the elimination of historical interest expense related to the Existing Notes that are expected to be redeemed or repurchased. The following table shows the pre-tax impact on interest expense (in millions):

Financing	Anticipated Principal Borrowings(i)	Term (Years)
New Term Loan Facility	$2,322	7
Notes	$1,564	8
Bridge Loans(ii)	0	N/A
New ABL Credit Facility(iii)	$250	5

(i)             Reflects allocation of debt as currently anticipated. The actual allocation of the type and amount and the terms of financing may differ from those set forth above.

(ii)          The Bridge Loan commitments are expected to expire upon issuance of the Notes, and therefore are expected to be undrawn upon closing of the Merger. Therefore, interest expense has not been reflected in the pro forma condensed consolidated statements of income.

(iii)       The New ABL Credit Facility is expected to have $250 million drawn upon the closing of the Transactions with $950 million undrawn. As the amount drawn on the New ABL Credit Facility is expected to be less than 50% of the available capacity, the undrawn portion of the commitments under the New ABL Credit Facility will be subject to an unused commitment fee of 37.5bps per annum.

($ in millions)

Financing	Thirteen Weeks Ended April 30, 2016	Fiscal Year Ended January 28, 2017	Thirteen Weeks Ended April 29, 2017	52 Weeks Ended April 29, 2017
Total Interest Expense	$65	$264	$64	$263
Less: Historical Interest Expense	(10)	(42)	(10)	(42)
Total Additional Interest Expense	$55	$222	$54	$221

A 1/8th percent increase in the assumed rates of the variable rate debt instruments, the New Term Loan Facility and drawn portion of the New ABL Credit Facility, would result in a change in aggregate interest expense, including an increase in the New Term Loan Facility interest expense of $3 million for the fiscal year ended January 28, 2017 and $1 million for the thirteen weeks ended April 30, 2016 and April 29, 2017. The increase in interest expense for the drawn portion of the New ABL Facility would be less than $1 million dollars.

f.                Reflects an adjustment to reflect the tax effect of the pro forma adjustment for interest expense based on Staples’ corporate blended statutory tax rate of 38%. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual effective rate in periods subsequent to the completion of the transaction.

Adjustments for the Carveout Transactions:

g.               Reflects the removal of the historical results of operations of the combined Retail businesses, as reflected in Staples’ historical financial statements, for the thirteen weeks ended April 30, 2016 and April 29, 2017, the fiscal year ended January 28, 2017, and the 52 weeks ended April 29, 2017.

h.              Reflects the removal of the additional depreciation and amortization related to the step up in fair value of the assets and liabilities of the combined Retail businesses resulting from the application of acquisition method accounting for the Merger.

i.                  Reflects the removal of the tax provision recorded by the combined Retail businesses. The stand-alone effective tax rate associated with the combined retail businesses was used to calculate the income tax provision for the combined Retail businesses.

Adjustments for the Removal of SPS:

j.                 Reflects the removal of the historical results of operations of the SPS business unit for the thirteen weeks ended April 30, 2016, the fiscal year ended January 28, 2017, and the 52 weeks ended April 29, 2017. There was no impact on the thirteen weeks ended April 29, 2017 as the SPS business unit was sold on July 5, 2016.